SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2011

Commission File Number: 0-21092

OCTuS Inc.
(Exact name of registrant as specified in its charter)

Nevada	33-0013439
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2020 Research Park Drive, Suite 110 Davis CA 95618
(Address of principal executive offices) (Zip Code)

(530) 564-0200
(Registrant's Telephone Number, Including Area Code)

803 Second Street, Suite 303, Davis, CA 95616
(Former name and address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CF1R 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously reported on December 20, 2010, the Company received a letter from EAM Inc., an investor, declaring Octus to be in default under a promissory note for not making a $30,000 interest payment due on December 1, 2010 and failing to make the payment within the cure period provided for in the note, declaring the entire unpaid principal and accrued interest immediately due and payable.

On July 13, 2011 the Company and EAM entered into a letter agreement by which EAM agreed to waive the notice of default, modify the promissory note’s conversion to common shares at fifteen cents per share, extend the due date until December 2, 2011, and capitalize and add past due interest to the note. Furthermore, the Company has reduced the Company’s senior creditor’s senior secured collateral position to a maximum of $250,000, effective when the EAM promissory note is due. In exchange, EAM received 2,000,000 restricted common shares of the Company, such shares having piggyback rights to registration should EAM provide funding of ten thousand dollars to the Company for the preparation and filing of a registration statement. Further the previous common share warrant issued to EAM for 2,500,000 Company shares was cancelled and replaced with a common share warrant to purchase 2,500,000 Company shares that will be executed upon notice and cash payment at anytime during the subsequent sixty months for one cent per share.

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 22, 2011, the Company announced that it entered into an Acquisition Agreement with Alternative Energy Partners, Inc. (“AEGY”) and also signing an Investment Agreement with Lin-Han Equity Corporation.  On July 13, 2011 Company discontinued negotiation of the respective agreements due to non-performance by AEGY and Lin-Han, with no further action or claim.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2011	OCTUS INC.

	By:	/S/ Christian J. Soderquist
Christian J. Soderquist